Exhibit 10.9

November 10, 2005

Ernest Moody
Illini Bio-Energy
3600 Wabash Ave
Suite C
Springfield, IL 62711

Subject:  Proposal to assist Illini Bio-Energy in obtaining their Illinois EPA permits

Dear Mr. Moody:

As we have previously discussed, Illini Bio-Energy intends to construct a 50+ million gallon per year ethanol plant in Illinois and will require a permit from the Illinois EPA for the air emissions. I believe that I can be of assistance in guiding Illini Bio-Energy and its team through this process and all of its various requirements given that I have over 30 years of experience working in the Illinois EPA’s Bureau of Air, most recently as Chief of the Bureau. I left the Illinois EPA at the end of 2004 and now provide the type of assistance to business and industry that I propose to provide Illini Bio-Energy. My resume is attached.

My understanding from various discussions with you and Illini Bio-Energy’ Board of Directors is that Illini Bio-Energy plans to construct a nominal 55 million gallon per year ethanol plant in Logan County which will market this product in Illinois and elsewhere in the Country for use as a clean burning transportation fuel. In addition, the process will produce a marketable co-product in the form of ~170,000 tons annual of distillers dried grains that can be used as a feed supplement for livestock and poultry. The plant will be coal-fired and will be categorized by the USEPA and the Illinois EPA as a major source of air pollutants and will need to be permitted accordingly. Since the Logan County area is designated as in attainment for all of the criteria air pollutants for which the USEPA has issued National Ambient Air Quality Standards, the USEPA’s Prevention of Significant Deterioration (“PSD”) program requirements will apply. This increases the complexity of the permitting process but provides much greater operating flexibility. The Illinois EPA is delegated authority by the USEPA to implement the PSD program in Illinois and will issue a construction permit for the plant that incorporates all of the federal and State air permitting requirements. One requirement of the permitting process that will need to be addressed as part of the permitting process is to consult with the Illinois Department of Natural resources and the US Fish and Wildlife Service to evaluate the potential impact that the plant might have on threatened and endangered species.

The Illinois Environmental Protection act requires the Illinois EPA to issue this type of permit in 6 months from the time a complete permit application is received. In practice, the time is often exceeded. The Illinois EPA’s processing time will depend upon a number of factors only some of which are fully and directly within the control of Illini Bio-Energy. The quality and completeness of the permit application itself will be vital and Illini Bio-Energy will need to be prepared to quickly respond to any Illinois EPA questions or information requests. Illinois EPA’s ability to process this permit will also depend upon the way they staff this permit application review and the speed with which they begin their review. If the Illinois EPA understands the time critical nature of this permit transaction, they are capable of taking steps to expedite the processing.

I have reviewed the Illinois EPA’s approach to several other ethanol plant permit applications and have a broad overview from my prior experience of factors and events that could influence the processing time for the permit. From this basis, I have outlined a scope of the services that I could provide to aid Illini Bio-Energy in obtaining their air permit.

The rest of this correspondence provides a brief scope of the services I could provide.

OBJECTIVE

To assist Illini Bio-Energy to obtain, from the Illinois EPA, the air pollution control permit for their ethanol plant on a schedule and in a timeframe compatible with the overall timeline and goals of the project.

SCOPE OF SERVICES

1.               Assist in developing a strategy for obtaining the permit.

2.               Provide information and advice on various aspects of the Illinois EPA permitting process sufficient to develop an informed and reasonable approach to timely acquiring the permit.

3.               Communicate with the Board of Directors and their team of consultants regarding any procedural or technical questions regarding the preparation of the permit application or supporting documents.

4.               Arrange meetings, as necessary or required, with appropriate Illinois EPA personnel, Department of Commerce and Economic Opportunity staff, or pertinent Governor’s Office staff.

5.               Review the permit application, draft permit, and other pertinent information and provide expert advice as warranted.

6.               Monitor the progress of the permit review process with key Illinois EPA staff to ensure that progress is ongoing and the project schedule is maintained. As necessary, this can include on-site visits with keep Illinois EPA permit staff to review progress but will also include telephone calls and E-mails structured and timed in such a way to maintain steady progress without being a nuisance.

7.               Assist in communicating the plans for this project and their benefits to local, State, and federal officials.

8.               Work with appropriate individuals to determine and mitigate any concerns regarding threatened and endangered species for this permitting transaction.

9.               Provide strategic planning and technical consulting advice on any matters regarding air compliance or enforcement issues associated with the planned Illini Bio-Energy facility.

10.         Aid in the preparation for the public hearing that will be held for this project.

PROFESSIONAL FEES

All services will be provided at the rate of $100 per hour. Any travel expenses beyond 25 miles of Springfield, IL will be billed at actual cost. Monthly invoices will be provided identifying the date, hours spent, and a brief description of the work performed for each day worked on this matter. Such invoices will include any costs or expenses incurred that are related to this project.

Thank you for the opportunity to provide this proposal for your consideration. This is an exciting project that will provide various benefits to the people of Illinois while helping to address the serious energy concerns facing this country. I believe I can provide valuable assistance in bringing the permitting component of the project to a successful and timely conclusion. Please let me know if you have any questions.

Sincerely,

/s/ David J. Kolaz

David J. Kolaz
800 N. Allen Drive
Athens, IL 62613
(217) 636-8748
(217) 971-3357 mobile
davekolaz@gcctv.com

Proposal Acceptance

/s/ Ernest Moody
Ernest Moody
Illini Bio-Energy
3600 Wabash Ave
Suite C
Springfield, IL 62711